EXHIBIT "99.1"

NEWS RELEASE FOR IMMEDIATE RELEASE	 Contact: American Realty Investors, Inc. Investor Relations Gene Bertcher (800) 400-6407 investor.relations@americanrealtyinvest.com

American Realty Investors, Inc. Reports First Quarter 2018 Results

Dallas (May 15, 2018) – American Realty Investors, Inc. (NYSE:ARL), a Dallas-based real estate investment company, today reported results of operations for the first quarter ended March 31, 2018. For the three months ended March 31, 2018, we reported a net loss applicable to common shares of $0.9 million or ($0.06) per diluted loss per share compared to a net loss applicable to common shares of $6.0 million or ($0.39) per diluted loss per share for the same period ended 2017.

During this period the company adhered to its overall business strategy to focus only on high value assets and with this in mind, we disposed of several underperforming properties. Though this created a slight reduction in revenue, the overall operating income was virtually consistent with the first quarter of 2017. As the company has been redeploying capital in new residential apartment properties, we fully anticipate increases in both revenue and operating income.

Going forward we further believe that operating expenses should remain very manageable as we continue to replace older underperforming assets with newer class A properties.

Revenues

Rental and other property revenues were $31.1 million for the three months ended March 31, 2018. This represents a decrease of $0.7 million, as compared to the prior period revenues of $31.8 million. This change, by segment, is an increase in the apartment portfolio of $0.8 million, and a decrease in the commercial portfolio of $1.6 million.

Expense

Property operating expenses were $14.4 million for the three months ended March 31, 2018. This represents a decrease of $1.8 million, as compared to the prior period operating expenses of $16.2 million. This change, by segment, is a decrease in the apartment portfolio of $0.2 million, and a decrease in the commercial portfolio of $1.2 million and a decrease in the land portfolio of $0.3 million.

Depreciation and amortization expense was $6.4 million for the three months ended March 31, 2018. This represents an increase of $0.1 million, as compared to the prior period expense of $6.3 million. This change by segment is a decrease of $0.1 million in the apartment portfolio.

Other income (expense)

Mortgage and loan interest expense was $15.7 million for the three months ended March 31, 2018. This represents a decrease of $1.1 million as compared to the prior period expense of $16.8 million. The change by segment is an increase in the other portfolio of $0.5 million, a decrease in the apartment portfolio of $1.3 million, a decrease in the land portfolio of $0.5 million, and an increase in the commercial portfolio of $0.2 million. Within the other portfolio, the increase is primarily due to $2.7 million of interest expense related to the Israeli bond sale. The increase within the apartment portfolio is primarily due to loan charges and prepayment penalties for the refinancing of two mortgage loans at lower rates and the increase within the land portfolio is due to a loan payoff.

Other income was $3.7 million for the three months ended March 31, 2018. This represents an increase of $2.6 million as compared to prior period other income of $1.1 million. This increase is due to forgiveness of debt of $1.5 million during the first quarter and $1.8 million of foreign currency translation gain due to change in currency exchange rate.

Gain on land sales increased for the three months ended March 31, 2018, compared to the prior period. In the current period, we sold 112.2 acres of land for a sales price of $7.2 million and recorded a gain of $1.3 million. For the same period in 2017, we sold 2.49 acres of land for a sales price of $1.1 million and recorded a total gain of $0.4 million.

About American Realty Investors, Inc.

American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables. For more information, visit the Company's website at www.americanrealtyinvest.com.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended March 31, 2018	For the Three Months Ended March 31, 2017
	(dollars in thousands, except per share amounts)	
Revenues:		
Rental and other property revenues (including $208 and $190 for the three months ended 2018 and 2017, respectively, from related parties)	$ 31,083	$ 31,822
Expenses:		
Property operating expenses (including $227 and $237 for the three months ended 2018 and 2017, respectively, from related parties)	14,424	16,265
Depreciation and amortization	6,391	6,330
General and administrative (including $1,140 and $962 for the three months ended 2018 and 2017, respectively, from related parties)	2,341	2,031
Net income fee to related party	53	60
Advisory fee to related party	2,956	2,659
Total operating expenses	26,165	27,345
Net operating income	4,918	4,477
Other income (expenses):		
Interest income (including $4,426 and $4,476 for the three months ended 2018 and 2017, respectively, from related parties)	5,109	4,792
Other income	1,901	1,443
Mortgage and loan interest (including $1,799 and $1,511 for the three months ended 2018 and 2017, respectively, from related parties)	(15,724)	(16,796)
Foreign currency transaction loss	1,756	(323)
Earnings from unconsolidated subsidiaries and investees	320	55
Total other expenses	(6,638)	(10,829)
Loss before gain on land sales, non-controlling interest, and taxes	(1,720)	(6,352)
Gain on land sales	1,335	445
Net loss from continuing operations before taxes	(385)	(5,907)
Net loss from continuing operations	(385)	(5,907)
Net loss	(385)	(5,907)
Net (income) loss attributable to non-controlling interest	(275)	193
Net loss attributable to American Realty Investors, Inc.	(660)	(5,714)
Preferred dividend requirement	(225)	(275)
Net loss applicable to common shares	$ (885)	$ (5,989)
Earnings per share - basic		
Net loss from continuing operations	$ (0.06)	$ (0.39)
Earnings per share - diluted		
Net loss from continuing operations	$ (0.06)	$ (0.39)
Weighted average common shares used in computing earnings per share	15,938,077	15,514,360
Weighted average common shares used in computing diluted earnings per share	15,938,077	15,514,360
Amounts attributable to American Realty Investors, Inc.		
Net loss from continuing operations	$ (660)	$ (5,714)
Net loss applicable to American Realty Investors, Inc.	$ (660)	$ (5,714)

The accompanying notes are an integral part of these consolidated financial statements.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS

		March 31, 2018		December 31, 2017
		(unaudited)		(audited)
		(dollars in thousands, except share and par value amounts)		
Assets				
Real estate, at cost	$	1,108,903	$	1,117,429
Real estate subject to sales contracts at cost		48,234		48,234
Less accumulated depreciation		(178,007)		(177,546)
Total real estate		979,130		988,117
Notes and interest receivable:				
Performing (including $105,566 in 2018 and $99,410 in 2017 from related parties)		144,526		127,865
Less allowance for estimated losses (including $14,269 in 2018 and 2017 from related parties)		(15,770)		(15,770)
Total notes and interest receivable		128,756		112,095
Cash and cash equivalents		40,899		42,920
Restricted cash		55,383		45,618
Investments in unconsolidated joint ventures and investees		6,716		6,396
Receivable from related party		44,332		38,311
Other assets		57,107		63,263
Total assets	$	1,312,323	$	1,296,720
Liabilities and Shareholders' Equity				
Liabilities:				
Notes and interest payable	$	892,191	$	898,750
Notes related to real estate held for sale		376		376
Notes related to real estate subject to sales contracts		347		1,957
Bond and interest payable		146,888		113,049
Deferred revenue (including $56,966 in 2018 and $56,887 in 2017 to related parties)		77,342		77,332
Accounts payable and other liabilities (including $11,357 in 2018 and $11,893 in 2017 to related		28,082		39,373
Total liabilities		1,145,226		1,130,837
Shareholders' equity:				
Preferred stock, Series A: $2.00 par value, authorized 15,000,000 shares, issued and outstanding 1,800,614 and 2,000,614 shares in 2018 and 2017 (liquidation preference $10 per share), including 900,000 shares in 2018 and 2017 held by ARL.		1,805		2,205
Common stock, $0.01 par value, 100,000,000 shares authorized; 16,412,861 shares issued and 15,997,076 outstanding as of 2018 and 15,930,145 shares issued and 15,514,360 outstanding as of 2017, including 140,000 shares held by TCI (consolidated) in 2018 and 2017.		164		159
Treasury stock at cost; 415,785 shares in 2018 and 2017, and 140,000 shares held by TCI (consolidated) as of 2018 and 2017		(6,395)		(6,395)
Paid-in capital		112,132		110,138
Retained earnings		5,307		5,967
Total American Realty Investors, Inc. shareholders' equity		113,013		112,074
Non-controlling interest		54,084		53,809
Total shareholders' equity		167,097		165,883
Total liabilities and shareholders' equity	$	1,312,323	$	1,296,720